EXHIBIT 99.1

Vical Reports Second Quarter 2009 Financial Results and Updates Progress in Key Programs

SAN DIEGO, Aug. 6, 2009 (GLOBE NEWSWIRE) -- Vical Incorporated (Nasdaq:VICL) today reported financial results for the quarter ended June 30, 2009. Revenues increased to $4.0 million for the second quarter of 2009 from $2.5 million for the second quarter of 2008, primarily as a result of a $1.5 million milestone payment from Merck & Co., Inc., based on Merck's ongoing Phase 1 clinical-stage development of an investigational cancer vaccine. Operating expenses declined to $9.8 million for the second quarter of 2009 from $11.4 million for the second quarter of 2008, primarily as a result of a strategic restructuring implemented in the fourth quarter of 2008. The net loss was $6.0 million, or $0.14 per share, for the second quarter of 2009, compared with $8.5 million, or $0.21 per share, for the second quarter of 2008.

Revenues for the first six months of 2009 were $6.2 million, compared with revenues of $4.5 million for the first six months of 2008. The net loss for the first six months of 2009 was $14.3 million, or $0.34 per share, compared with a net loss of $18.0 million, or $0.46 per share, for the first six months of 2008.

The company's second quarter 2009 net cash burn was consistent with the company's prior guidance of a full-year 2009 net cash burn of between $19 million and $23 million. Vical raised net proceeds of approximately $19 million through registered direct offerings during the second quarter, and had cash and investments of $49 million at June 30, 2009. The company raised an additional $10 million through a separate registered direct offering in July.

A/H1N1 Pandemic Influenza Update

During the past several months, the initial outbreaks of A/H1N1 influenza in Mexico have developed into a full global pandemic. Vical's response in the face of this emerging threat has been among the fastest and most focused of any vaccine developer. Within a week of the outbreak reports, Vical was the first vaccine producer to enter into a vaccine development agreement with the U.S. government, a Cooperative Research and Development Agreement (CRADA) with the U.S. Naval Medical Research Center (NMRC), a biomedical research organization within the U.S. Navy. Within two months of receiving the gene sequence for a selected A/H1N1 influenza virus strain, Vical was the first vaccine producer to report results of immunogenicity testing in animals. The company's vaccine against A/H1N1 pandemic influenza produced robust immune responses well above the accepted protection threshold in 100% of vaccinated mice and rabbits after a standard two-dose vaccine regimen. Vical is actively working with the Navy to advance its H1 vaccine into human clinical testing.

Allovectin-7(r) Phase 3 Progress

The company's Phase 3 trial of Allovectin-7(r) in patients with metastatic melanoma is progressing well, and is expected to complete enrollment of the planned 375 subjects by year-end 2009. During the second quarter, the company received a $2.5 million cash payment from AnGes MG, Inc., related to continued progress in the ongoing Phase 3 trial. Through a series of cash payments and equity investments under a previously announced collaborative agreement, the company has received $20.1 million to date of the $22.6 million total committed by AnGes.

In July, the company entered into an exclusive agreement with a subsidiary of Teva Pharmaceutical Industries Ltd., for sales and marketing of Allovectin-7(r) in Israel.

TransVax(tm) CMV Vaccine Results

The company's TransVax(tm) therapeutic DNA cytomegalovirus (CMV) vaccine provided promising results compared with placebo across a broad range of clinical efficacy endpoints at the four-month interim analysis in an ongoing Phase 2 trial. The trial is evaluating the potential for TransVax(tm) to prevent CMV reactivation in immunosuppressed CMV-seropositive hematopoietic stem cell transplant recipients, which could reduce antiviral usage and CMV-associated disease.

Merck Cancer Vaccine

The company received a $1.5 million milestone payment from Merck & Co., Inc. based on Merck's ongoing Phase 1 clinical-stage development of an investigational cancer vaccine based on Vical's DNA gene delivery technology and encoding human telomerase reverse transcriptase (hTERT), which was licensed by Merck from a third party.

NIH HIV Vaccine

The National Institutes of Health (NIH) recently started enrollment of 1,350 HIV-seronegative men in a Phase 2b trial of a prime-boost vaccine regimen for HIV using three doses of DNA vaccine manufactured by Vical followed by a single dose of adenoviral vector vaccine.

Anticipated Developments

 * Complete enrollment by year-end 2009 of the planned 375 subjects in the company's Phase 3 Allovectin-7(r) trial;

 * Completion of treatment and follow-up in the fourth quarter of 2009 in the Phase 2 trial of the company's TransVax(tm) CMV vaccine candidate for patients undergoing hematopoietic stem cell
   transplants;

 * Marketing approval in Japan for the company's licensee, AnGes MG,
   Inc., for Collategene(tm), a treatment using DNA-based delivery of
   Hepatocyte Growth Factor (HGF), an angiogenic growth factor, for patients with advanced peripheral arterial disease or Buerger's disease;

 * Completion by the company's licensee, sanofi aventis Group, of an ongoing Phase 3 trial for the DNA-based delivery of Fibroblast
   Growth Factor 1 (FGF-1), an angiogenic growth factor, intended to promote the growth of blood vessels in patients with reduced blood flow to the limbs to reduce the need for amputations; and

 * Full U.S. approval for the company's licensee, Merial Limited, to market a therapeutic DNA vaccine designed to treat melanoma in dogs.

Conference Call

Vical will conduct a conference call and webcast today, August 6, at noon Eastern Time, to discuss with invited analysts and institutional investors the company's financial results and program updates. The call and webcast are open on a listen-only basis to any interested parties. To listen to the conference call, dial in approximately ten minutes before the scheduled call to (888) 505-4347, or (719) 325-2457 for international participants, and reference confirmation code 7846403. A replay of the call will be available for 48 hours beginning about two hours after the call. To listen to the replay, dial (888) 203-1112, or (719) 457-0820 for international participants, and enter replay passcode 7846403. The call also will be available live and archived through the events page at www.vical.com. For further information, contact Vical's Investor Relations department by phone at (858) 646-1127 or by e-mail at info@vical.com.

About Vical

Vical researches and develops biopharmaceutical products based on its patented DNA delivery technologies for the prevention and treatment of serious or life-threatening diseases. Potential applications of the company's DNA delivery technology include DNA vaccines for infectious diseases or cancer, in which the expressed protein is an immunogen; cancer immunotherapeutics, in which the expressed protein is an immune system stimulant; and cardiovascular therapies, in which the expressed protein is an angiogenic growth factor. The company is developing certain infectious disease vaccines and cancer therapeutics internally. In addition, the company collaborates with major pharmaceutical companies and biotechnology companies that give it access to complementary technologies or greater resources. These strategic partnerships provide the company with mutually beneficial opportunities to expand its product pipeline and address significant unmet medical needs. Additional information on Vical is available at www.vical.com.

The Vical Incorporated logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5768

Forward-Looking Statements

This press release contains forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include confirmation of net cash burn guidance, as well as statements about the Vical/NMRC CRADA, Vical's Allovectin-7(r), TransVax(tm) and pandemic influenza vaccine programs, and other independent and collaborative programs, as well as anticipated developments in independent and collaborative programs. Risks and uncertainties include whether Vical or others will continue development of Allovectin-7(r), TransVax(tm), a vaccine against H1N1 pandemic influenza, a prime-boost vaccine regimen against HIV, the Merck hTERT cancer vaccine, the AnGes Collategene(tm) angiogenesis product, the sanofi aventis FGF-1 angiogenesis product, the Merial canine melanoma vaccine, or any other independent or collaborative programs; whether Vical and/or the NMRC will conduct human clinical trials of the H1 vaccine; whether Vical and/or the NMRC will terminate the CRADA before achievement of its objectives; whether Vical will complete enrollment of 375 subjects in the AIMM trial by year-end 2009, if at all; whether Teva will successfully sell and market Allovectin-7(r) in Israel; whether Vical will achieve any milestones and whether Teva will pay Vical any upfront or milestone payments under the agreement; whether Vical will complete patient treatment and follow-up in the TransVax(tm) CMV vaccine Phase 2 trial in the fourth quarter of 2009, if at all; whether Merck will complete the Phase 1 clinical trial of its hTERT cancer vaccine; whether genes encoding hTERT will trigger immune responses against cancer cells; whether the cancer vaccine will be shown to be safe and effective in clinical trials; whether the NIH will successfully complete the Phase 2b trial of a prime-boost vaccine regimen for HIV; whether AnGes will receive marketing approval for Collategene(tm) in Japan; whether sanofi aventis will successfully complete its ongoing FGF-1 Phase 3 trial; whether Merial will receive full U.S. marketing approval for its melanoma vaccine for dogs; whether Vical will achieve levels of revenues and control expenses to meet its financial projections; whether any product candidates will be shown to be safe and efficacious in clinical trials; the timing of clinical trials; whether Vical or its collaborative partners will seek or gain approval to market any product candidates; and additional risks set forth in the company's filings with the Securities and Exchange Commission. These forward-looking statements represent the company's judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

                      VICAL INCORPORATED
         Selected Condensed Financial Information (Unaudited)

 Statements of Operations      Three Months Ended   Six Months Ended
                                    June 30,            June 30,
 (in thousands, except per     ------------------  ------------------
  share amounts)                 2009      2008      2009      2008
                               --------  --------  --------  --------
 Revenues:
  Contract and grant
   revenue                     $    352  $    433  $    730  $    893
  License and royalty
   revenue                        3,626     2,114     5,498     3,594
                               --------  --------  --------  --------
 Total revenues                   3,978     2,547     6,228     4,487
 Operating expenses:
  Research and
   development                    5,655     6,464    11,876    13,058
  Manufacturing and
   production                     2,244     2,950     4,688     6,056
  General and
   administrative                 1,886     2,017     3,787     4,352
                               --------  --------  --------  --------
 Total operating expenses         9,785    11,431    20,351    23,466
  Loss from operations           (5,807)   (8,884)  (14,123)  (18,979)
  Net investment and other
   income (expense)                (213)      402      (141)      932
                               --------  --------  --------  --------
 Net loss                      $ (6,020) $ (8,482) $(14,264) $(18,047)
                               ========  ========  ========  ========
 Basic and diluted net loss
  per share                    $  (0.14) $  (0.21) $  (0.34) $  (0.46)
                               ========  ========  ========  ========
 Shares used to calculate
  basic and diluted net loss
  per share                      44,374    39,488    42,439    39,353
                               ========  ========  ========  ========

 Balance Sheets                                    June 30,  Dec. 31,
 (in thousands)                                      2009      2008
                                                   --------  --------
 Assets:
  Cash, cash equivalents, and
   marketable securities,
   including restricted                            $ 43,697  $ 36,266
  Other current assets                                2,292     1,852
                                                   --------  --------
 Total current assets                                45,989    38,118
 Long-term investments                                5,353     5,410
 Property and equipment, net                          9,844    10,734
 Other assets                                         4,486     4,795
                                                   --------  --------
 Total assets                                      $ 65,672  $ 59,057
                                                   ========  ========

 Liabilities and stockholders'
  equity:
  Current liabilities                              $  8,917  $  7,974
  Long-term obligations                               2,441     2,469
  Stockholders' equity                               54,314    48,614
                                                   --------  --------
 Total liabilities and
  stockholders' equity                             $ 65,672  $ 59,057
                                                   ========  ========

CONTACT:  Vical Incorporated
          Alan R. Engbring, Executive Director, Investor Relations
          Jill M. Broadfoot, Senior Vice President and Chief Financial
           Officer
          (858) 646-1127
          www.vical.com